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                                                                      EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-107421 and 333-107421-01 of NiSource Inc. on Form S-3, Registration Statement Nos. 333-33896 and 333-33896-01 of NiSource Inc. on Form S-4 and Registration Statement Nos. 107748 and 107743 on Form S-8 of our report dated February 17, 2004, relating to financial statements of NiSource Inc. Employee Stock Purchase Plan as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, appearing in this Annual Report on Form 11-K of NiSource Inc. Employee Stock Purchase Plan for the years ended December 31, 2003, 2002, and 2001.


/s/ Deloitte & Touche LLP

Indianapolis, Indiana
March 22, 2004